                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to 14a-11(c) or Rule 14a-12

                                  Plexus Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

         -----------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

         -----------------------------------------------------------------------

     (3) Filing party:

         -----------------------------------------------------------------------

     (4) Date filed:

         -----------------------------------------------------------------------

                                    [LOGO]

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                ON MARCH 3, 1999


To the Shareholders of Plexus Corp.:

         The annual meeting of shareholders of Plexus Corp. will be held at the Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, March 3, 1999 at 10:00 a.m., for the following purposes:

         (1) To elect seven directors to serve until the next annual meeting and until their successors have been duly elected.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record on the books of Plexus at the close of business on January 4, 1999 will be entitled to vote at the meeting or any adjournment of the meeting.

         Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.


                                            By Order of the Board of Directors


                                            /s/ Joseph D. Kaufman
                                            ---------------------
                                            Joseph D. Kaufman
                                            Secretary


Neenah, Wisconsin
January 18, 1999

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

PROXY STATEMENT


                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                  * * * * * * *

                             SOLICITATION AND VOTING

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plexus Corp. ("Plexus" or the "Company") for the annual meeting of shareholders on Wednesday, March 3, 1999. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the closing of business on January 4, 1999 will be entitled to one vote on each matter presented for each share so held. At that date there were 14,982,248 shares of Common Stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "AGAINST" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

         Shareholders who own shares as part of Plexus' Employee Stock Savings Plan (the "Savings Plan") will receive a separate proxy for the purpose of voting their shares held in their account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's Trustee at its discretion, as provided in the Savings Plan.

         Expenses in connection with the solicitation of proxies will be paid by Plexus. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.

         This proxy material is being mailed to shareholders commencing on or about January 18, 1999.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each Director, each nominee as director, each executive officer appearing in the Summary Compensation Table, the only persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, and all directors and executive officers as a group as of January 4, 1999.




                                                  SHARES            PERCENTAGE
                                               BENEFICIALLY          OF SHARES
    NAME                                         OWNED (1)          OUTSTANDING
    ----                                       ------------         -----------
David J. Drury                                            0               *
Rudolph T. Hoppe (3)                                 12,666               *
Harold R. Miller                                    205,848             1.4%
John L. Nussbaum (2)                                208,559             1.4%
Gerald A. Pitner                                    313,166             2.1%
Thomas J. Prosser                                    71,600               *
Peter Strandwitz                                    568,462             3.8%
Jan K. Ver Hagen                                          0               *
Joseph D. Kaufman                                    46,300               *
Thomas B. Sabol (2)                                  32,470               *
All executive officers and directors
  as a group (12 persons)                         1,521,446             9.8%

Allan C. Mulder (4)                               1,051,126             7.0%
Riggs National Bank (5)                             774,897             5.2%

------------------
         * Less than 1%
(1) The specified persons have sole voting and sole dispositive powers as to all such shares, except as otherwise indicated. The above amounts include shares subject to options granted under the Company's 1998 Stock Option Plan (the "Option Plan") and the 1995 Directors' Stock Option Plan (the "Directors' Option Plan") which are exercisable within 60 days. These options include those held by Mr. Strandwitz (251,333), Mr. Nussbaum (63,333), Mr. Pitner (69,000), Messrs. Miller, Prosser and Hoppe (10,500 each), Mr. Kaufman (34,216), Mr. Sabol (24,832) and all officers and directors as a group (525,764).
(2) Mr. Nussbaum and Mr. Sabol share voting and dispositive power with their spouses with respect to 143,254 and 3,450 shares, respectively.
(3) Excludes 1,900 shares owned by Mr. Hoppe's wife, of which he disclaims beneficial ownership because he does not share voting or dispositive power.
(4) Mr. Mulder's address is 10618 Spicewood Trail, Boynton Beach, Florida. According to recent information provided to the Company, Mr. Mulder, as trustee, beneficially owned 655,087 shares of Company Common Stock held by the Allan C. Mulder Revocable Trust U/A 1/10/92, and, as a shareholder in the Mulder Company, beneficially owns 396,039 shares of Common Stock.
(5) According to information provided by Riggs National Bank ("Riggs"), at December 11, 1998, Riggs held shared voting and dispositive power as to 774,897 shares of Common Stock. The Company believes that substantially all of these shares were held by Riggs as trustee of the Savings Plan. Riggs' address is 1120 Vermont Avenue, N.W., Washington D.C. 20005-3598.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (collectively "insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding two years, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Company, or written representations that no such forms were required. On the basis of filings and written representations received by the Company, the Company believes that, during fiscal 1998 and the preceding fiscal year, the Company's insiders have complied with all Section 16(a) filing requirements applicable to them.


                              ELECTION OF DIRECTORS

         In accordance with the Bylaws of the Company, the Board of Directors has determined that there shall be seven directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified.

         Rudolph T. Hoppe, who has served as a director of the Company since 1987, is retiring from the Board and therefore not standing for re-election. The Board of Directors wishes to thank Mr. Hoppe for his many years of service to the Company and its shareholders.

         The persons who are nominated as directors and for whom proxies will be voted (unless otherwise specified by a shareholder) are named below. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.



                                             PRINCIPAL OCCUPATION                         DIRECTOR
    NAME AND AGE                          AND BUSINESS EXPERIENCE (1)                      SINCE
    ------------                          ---------------------------                     --------
David J. Drury, 50 (2)              Independent Consultant since 1997;                      1998
                                    previously, President of Stolper-Fabralloy
                                    Co. LLC (engine component manufacturer) from
                                    1994 to 1997, independent consultant from
                                    1993 to 1994, and Executive Vice President
                                    of Oldenburg Group (diversified
                                    manufacturing) prior thereto


Harold R. Miller, 70 (3)(4)         Retired; previously Chairman of the Board               1980
                                    and Chief Executive Officer of Marathon
                                    Engineers/Architects/Planners, Inc.
                                    (architectural and engineering services)

John L. Nussbaum, 56                President, Chief Operating Officer and                  1980
                                    Director of the Company

Gerald A. Pitner, 57                Executive Vice President of the Company                 1980
                                    (commencing part-time status in 1998)

Thomas J. Prosser, 62 (3)(4)(5)     Senior Vice President-Investment Banking                1987
                                    of Robert W. Baird & Co., Incorporated
                                    (brokerage and other financial services);
                                    Chairman of Menasha Corporation (paper
                                    products) since 1998

                                             PRINCIPAL OCCUPATION                         DIRECTOR
    NAME AND AGE                          AND BUSINESS EXPERIENCE (1)                      SINCE
    ------------                          ---------------------------                     --------
Peter Strandwitz, 61                Chairman of the Board, Chief Executive                  1979
                                    Officer and Director of the Company

Jan K. Ver Hagen, 61 (6)            Senior Vice President of Corporate Projects           Nominee
                                    of Emerson Electric Co. since January 1999;
                                    previously, Vice Chairman of United Dominion
                                    Industries (manufacturing) in 1998, and
                                    executive officer thereof from 1994 to 1998;
                                    previously Vice Chairman of Emerson Electric
                                    Co.


--------------------

(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.
(2) Also director of Jason Incorporated (diversified manufacturing) and St. Francis Capital Corp. (savings bank holding company).
(3) Member (together with Mr. Hoppe) of the Compensation Committee, which held two meetings during fiscal 1998. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options.
(4) Member (together with Mr. Hoppe) of the Audit Committee, which met two times in fiscal 1998. The Audit Committee selects outside auditors, monitors their activities and reviews their final reports.
(5) Mr. Prosser coordinates the identification and recommendation of candidates for Board membership. If shareholders wish to propose candidates for consideration, they should forward relevant information in writing to the Company in care of Joseph D. Kaufman, corporate Secretary.
(6) Also director, and non-executive Chairman, of Wolverine Tube, Inc. (manufacturing), and a director of United Dominion Industries.

         The Board of Directors held four meetings during fiscal 1998. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served during the year.

Directors' Compensation

         Each director of the Company who is not an officer or employee of the Company or a subsidiary receives an annual directors' fee of $8,000 and an additional $1,000 fee per meeting date on which the director attends a meeting of the Board of Directors or any of its committees. Effective for fiscal 1999, the annual directors' fee was changed to $10,000, and meeting fees changed to $1,000 for each board meeting and $500 for each committee meeting.

         In addition, each director who is not an officer or employee of the Company or a subsidiary is entitled in each fiscal year to receive an option for 1,500 shares of Company Common Stock, at its market value on the date of grant, under the Directors' Option Plan. The Directors' Option Plan was approved by Company shareholders in 1995. Options thereunder are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the person ceases to be a director. In accordance with the Directors' Option Plan, each of the then-serving non-employees directors received a fiscal 1998 option for 1,500 shares exercisable at $27.0625 per share on December 1, 1997 and a fiscal 1999 option for 1,500 shares exercisable at $29.625 per share on December 1, 1998.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of the Company's Chief Executive Officer, and its four other highest compensated executive officers, for fiscal 1998 and the preceding two fiscal years.

                                                                           Long Term
                                                                          Compensation
                                  Annual Compensation (1)                    Awards
                      ------------------------------------------------    -------------
                                                          Other           Securities
                                                          Annual          Underlying     All Other
     Name and         Fiscal                              Compen-          Options/       Compen-
Principal Position     Year     Salary ($)   Bonus ($)   sation($)        SARs #(2)     sation ($)(3)
------------------    ------    ----------   ---------   ---------        ----------    -------------
Peter Strandwitz,      1998     $240,348     $ 17,600          -0-           25,000        $194,023
Chairman and CEO       1997     $218,869     $165,000          -0-           44,000        $195,183
                       1996     $190,844          -0-          -0-           34,000        $ 17,776


John L. Nussbaum,      1998     $214,400     $ 16,000          -0-           20,000        $ 94,046
President and COO      1997     $186,093     $150,000          -0-           40,000        $ 93,890
                       1996     $156,790          -0-          -0-           30,000        $ 11,107


Thomas B. Sabol        1998     $131,235     $ 14,600          -0-           10,000        $  3,129
VP-Finance and CFO     1997     $113,625     $ 90,000          -0-           20,000        $  1,577
(4)                    1996     $ 65,385          -0-     $ 36,532           24,000             -0-


Joseph D. Kaufman      1998     $115,872     $ 11,360          -0-            7,500        $  2,097
VP, Secretary and      1997     $102,273     $ 79,500          -0-           15,000        $  2,213
General Counsel        1996     $ 88,574          -0-          -0-           10,000        $  2,212

Gerald A. Pitner,      1998     $102,957     $ 10,000          -0-              -0-        $ 60,581
Executive VP (5)       1997     $122,861     $ 93,750          -0-           12,000        $ 61,427
                       1996     $115,408          -0-          -0-           12,000        $  8,250

------------------

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) Represents the number of shares for which options were granted under the Option Plan. No SARs have been granted.
(3) Includes: the Company's contributions to the accounts of Messrs. Strandwitz, Nussbaum, Sabol, Kaufman and Pitner in the Savings Plan of $423, $3,125, $3,129, $2,097 and $1,663, respectively, in fiscal 1998;
         and the Company's fiscal 1998 contributions to accounts of Messrs. Strandwitz, Nussbaum and Pitner under the supplemental retirement arrangements of $193,600, $90,921 and $58,918, respectively.
(4) Mr. Sabol's employment with the Company began in January 1996; other annual compensation for Mr. Sabol in fiscal 1996 represents reimbursement of certain relocation expenses.
(5) Mr. Pitner's position became part-time, and ceased being deemed an executive officer position under the Securities Exchange Act of 1934, effective as of October 31, 1998.

                                  STOCK OPTIONS

         The following table sets forth information with respect to the grant of stock options in fiscal 1998 to the five executive officers named in the Summary Compensation Table.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              Individual Grants(1)
                        --------------------------------------------------------------------
                                                                                                  Potential
                                              % of                                             Realized Value at
                          Number of           Total                                             Assumed Annual
                          Securities        Options/                                          Rates of Stock Price
                          Underlying      SARs Granted                                           Appreciation
                           Options/       to Employees     Exercise or                        for Option Term (2)
                         SARs Granted      in Fiscal       Base Price      Expiration         --------------------
Name                         (#)              Year            ($/sh)          Date               5%         10%
----                     ------------     ------------     -----------     ----------         --------   --------
Peter Strandwitz            25,000            6.8%         $  21.188         4/23/08          $333,125   $844,205

John Nussbaum               20,000            5.5%         $  21.188         4/23/08          $266,500   $675,364

Thomas Sabol                10,000            2.7%         $  21.188         4/23/08          $133,250   $337,682

Joseph Kaufman               7,500            2.0%         $  21.188         4/23/08          $ 99,938   $253,262

----------------
(1) No SARs have been granted; all grants reflect stock options under the Option Plan. Mr. Pitner did not receive a grant of stock options in fiscal 1998.

(2)      Assumes the stated appreciation from the date of grant.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at September 30, 1998.

                                                                         Number of                           Value of
                                                                  Securities Underlying                 Unexercised In-the-
                                                                  Unexercised Options/                  Money Options/SARs
                      Shares                                      SARs at FY-End (#)(2)                  at FY-End ($)(3)
                    Acquired on            Value                 -------------------------           -------------------------
Name                Exercise (#)       Realized($)(1)            Exercisable/Unexercisable           Exercisable/Unexercisable
----                ------------       --------------            -------------------------           -------------------------
Peter Strandwitz        -0-                 -0-                         251,333/65,667               $3,453,777/$375,667

John Nussbaum        40,000            $857,815                         103,333/56,667               $1,337,501/$337,500

Thomas Sabol          2,500            $ 17,891                          21,000/30,500               $  239,011/$184,500

Joseph Kaufman        6,200            $106,947                          36,217/20,833               $  467,213/$121,042

Gerald Pitner           -0-                 -0-                          74,000/24,000               $  983,606/$114,500


-------------------
(1) Represents the difference between the exercise price and the reported closing price on the date of exercise.
(2) Represents options granted under the Option Plan. No SARs have been granted.
(3) Represents the difference between the exercise price and the $19.375 reported closing price of the Company's Common Stock on the NASDAQ Stock Market on September 30, 1998.


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Company's Board of Directors (the "Committee") sets general compensation policies for the Company. The Committee makes the primary decisions with respect to compensation of the Chairman/Chief Executive Officer (the "CEO"), the President/Chief Operating Officer ("President") and the Executive Vice President of the Company; compensation decisions as to all other Company officers are recommended by the CEO and the President, subject to approval by the Committee. The Company's other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

         The Company's policy, which is adhered to by the Committee, is to fairly compensate individuals for their contributions to the Company, but also to provide value to the Company's shareholders and to consider the ability of the Company to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of the Company. For the past several fiscal years, the Committee has evaluated compensation of Company executive officers in the context of continuing growth, but also the continuing need for capital to support that growth and the occasional effect on earnings of that growth. The Committee historically had not retained outside consultants, or relied in a significant fashion upon outside market surveys commissioned by the Company; however, in fiscal 1997, the Company engaged outside consultants to assist it in evaluating compensation Company-wide (including executive officers).

         In determining the compensation of the CEO, the Committee reviews numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed (in no particular order) are the importance of the individual's contribution to the Company's strategic planning and long-term success; the importance of the individual to key customer relationships; special projects and tasks undertaken by the individual during the preceding year; and performance of the Company's sales and earnings. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in the Company's geographic area and comparable companies in the electronics manufacturing services industry (which group of companies did not coincide with the more extensive list of companies in the NASDAQ electronics components sector used in the following performance graph). Historically, Company salaries had generally been determined in July or August of each year. In fiscal 1998, the Company changed to a March/April review cycle for its employees, and the Committee adopted the same cycle for key executives. New salaries become effective at the time of the review.

         In establishing the CEO's compensation, the Committee noted his roles as the Company's chief strategic planner and as contact for several Company customers. The Committee also reviewed salaries paid to CEO's in other companies in the geographic area and the industry. In August 1997, the Committee noted the improvement to date in the Company's results in fiscal 1997, with both sales and income, improving substantially. Through June 30, 1997 (the most recent information the Committee then had at its disposal), net sales increased 22% from the previous fiscal year period, and net income increased 156% for that period. The Committee also expected increases in sales and net income in the fourth quarter, which increases in fact occurred. Based upon these factors and the prior year's increases, and with a desire to keep salaries within the range of salaries at comparable companies, the Committee determined in August 1997, that the CEO's (and the other named executive officers') compensation level should be adjusted to reflect improved sales, earnings and prospects. Based upon the above factors, the Committee approved a 5% increase in the CEO's salary effective August 1997. The next review was in April 1998, in accordance with the new Company schedule for reviews. At that time, the Committee had available full fiscal 1997 sales and net income information, which indicated full year increases of 22% and 121%, respectively, over fiscal 1996. For the quarter ended December 31, 1997, the Company's net sales and net income had increased 10% and 31%, respectively over the same fiscal 1997 period. Based on these factors, the Committee approved a 9% salary increase for the CEO effective April 1998.

         Beginning in fiscal 1995, the Committee determined it would be in the Company's best interests to provide, its executive officers with a tangible performance-based incentive beyond that contained in the Option Plans. Such a bonus arrangement would further motivate officers to continue the improved performance, and provide specific non-market criteria to evaluate performance. Under the bonus plan then adopted, senior executive officers were eligible to receive bonuses ranging from 2.5% up to 100% of their annual salary provided the Company achieves certain performance goals established in advance by the Committee with respect to return on average equity and earnings per share. Effective for fiscal 1998, the Committee adopted a new bonus plan (the "1998 Bonus Plan"). The 1998 Bonus Plan functions similarly to the prior bonus plan; however, bonuses are determined 40% by reference to earnings per share, 40% by sales growth, and 20% by individual performance. The possible ranges of bonus, if targets are met, are from 10% to 80% of base salary for executive officers, which amounts are chosen in advance by the Committee and may vary from person to person, and year to year.

         For fiscal 1998, for the target bonus to be earned, the Company was required to increase pre-bonus earnings per share to $1.45 per post-split share (approximately a 29% increase over fiscal 1997) and corporate sales growth over fiscal 1997 equal to at least 23%. If these were met, the CEO would earn a bonus of 40% of his salary; for results above or below target, bonus (if any) would vary between 0% and 80%. The Committee believed that both targets were very aggressive. In fact, the Company achieved pre-bonus fully-diluted earnings per share of approximately $1.22 (approximately a 9% increase over fiscal 1997) and sales growth of approximately 3%. Although the target numerical goals were not achieved in fiscal 1998, the Committee awarded a bonus to the CEO based upon individual performance. Therefore, he earned a bonus of 8% of salary, which equaled 20% of the maximum bonus which could be earned based on the 40% target bonus adopted for fiscal 1998.

         The Committee believes that the Company's Option Plan provides participants with a long-term incentive to increase the overall value of the Company by providing them with a stake in the increasing value of the Company's

Common Stock on a long-term basis. Consistent with this approach, the Committee granted to the CEO options for 25,000 shares during fiscal 1998. Previously, the Committee granted the CEO options for 44,000 shares in fiscal 1997 and 34,000 shares in fiscal 1996. The 1998 award level reflects the Committee's determination to grant the CEO an increased number of options as compared to the previous year in view of the improved results (although due to the Company's two-for-one stock split in August 1997, the restated prior years' option grants amounts appear greater).

         In 1996, the Committee established special retirement arrangements for three executive officers. The Committee believed that those arrangements would both reward past service and maintain an additional incentive for those officers' continued performance for the Company. As a result, the Company and the CEO have entered into a supplemental retirement agreement designed to provide specified retirement and death benefits additional to those provided under the Company's 401(k) Savings Plan. While the arrangement is designed to provide a 15-year annual payout on retirement at or after age 65 of 60% of final pay, the Company's commitment under each agreement is to annually contribute a fixed dollar amount ($193,600 for the CEO) for each year until age 65 if he remains in the Company's employ. The contributions are invested in a life insurance policy acquired by the Company on the CEO's life. On retirement at or after age 65, the agreement provides for a 15-year annual installment payment stream, with each payment to be measured by the cash values then held in the policy. The Company's contributions would also continue to be made should the CEO's employment terminate after a change in control, attainment of age 55 and completion of 10 years of service or disability, should the CEO terminate for "good reason" as defined in the agreement, or should the Company terminate the executive, but not for "cause" as defined in the agreement. Provided the CEO is able to and does perform such duties as may be provided under a separate consulting agreement, the 15-year installment payments would commence at 65. If the executive voluntarily terminates other than for "good reason" and before payments under the agreement have started, a 15-year installment payment arrangement starts at that time, based on the then existing policy cash values. Lump sum payments based on policy cash values become due if at any time after a change in control the Company's consolidated tangible net worth drops below $35 million, or if the ratio of the Company's consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting the CEO to an excise tax, the agreement provides for an additional payment (the "Gross-Up Payment") to be made by the Company to the CEO so that after the payment of all taxes imposed on the Gross-Up Payment, the CEO retains an amount of the Gross-Up Payment equal to the excise tax imposed. Should the CEO die while employed or prior to receiving all of the 15-year installment payments, certain death benefit payments become due. If the executive is terminated by the Company for "cause" at any time before payments start and prior to a change in control, all benefits are forfeited.

         The Committee also believes that the Savings Plan provides an additional stock-based incentive. Although employees (including the CEO) may choose from a variety of investment funds for their contributions under the Savings Plan, Company matching contributions on behalf of participants are made to the Company Stock Fund of the Savings Plan, having the effect of increasing the participants' stock ownership.

         The factors used to determine other executive officers' compensation are essentially the same as those used for the CEO. As with the CEO, Messrs. Nussbaum, Sabol, Kaufman and Pitner, and other executive officers, were considered for salary increases effective in July 1997 and in April 1998. Increases in executive officers' salaries (other than the CEO) in both July 1997 varied from 0% to 20%, and in April 1998 varied from 0% to 11%. The increases varied depending upon the Committee's view of the adequacy of the particular officers' compensation compared to that officer's performance and duties (especially when those duties significantly changed since the last salary increase) and expected changes in circumstances in the coming year. For fiscal 1998, all eligible executive officers received a bonus under the 1998 Bonus Plan equaling from 2% to 12% of base salary, depending upon individual performance. The Committee also approved stock option awards for most of the other executive officers of the Company, which awards varied from zero to 20,000 shares. The number of shares subject to options granted to executive officers was generally the same or greater than the number granted upon ordinary grants in the preceding fiscal year, with appropriate changes to reflect the Committee's perception of individual circumstances and adjusted for the 1997 stock split. The Company has also entered into supplemental retirement agreements with Mr. Nussbaum and Mr. Pitner, which are similar to the agreement with the CEO; however, the Company's commitment under the agreement with Mr. Nussbaum and Mr. Pitner requires fixed annual contributions of $90,921 and $58,918, respectively.

         The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year. Therefore, except with respect to the Option Plan, it has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Option Plan, the Committee believes that any compensation income under it would not be subject to the Internal Revenue Code's deduction limitation.

Members of the Compensation Committee:      Rudolph T. Hoppe, Chair
                                            Harold R. Miller
                                            Thomas J. Prosser

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Company insiders are members of the Committee. All of the directors who are Committee members are non-employees of the Company and have never been employed by the Company or any of its subsidiaries.


                              CERTAIN TRANSACTIONS

         The Company provides certain engineering design and development services for Memorylink Corp., a developer of electronic products. Messrs. Strandwitz and Pitner are directors and shareholders of Memorylink. Memorylink was billed $610,358 by the Company in fiscal 1998 for those services; the amounts billed were determined in accordance with the Company's standard charges. Account payments were current throughout fiscal 1998.


                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Company Common Stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Stock Market Index for Electronics Components Companies (both of which include the Company). The values on the graph show the relative performance of an investment of $100 made on September 30, 1993, in Company Common Stock and in each of the indices.

                      Comparison of Cumulative Total Return






                           1993      1994      1995       1996     1997    1998
                           ----      ----      ----       ----     ----    ----
NASDAQ-US                   100       101       139        165      227     232

NASDAQ-Electronics          100        97       194        231      405     324

Plexus                      100        70       109         96      460     254

                                    AUDITORS

         The Board of Directors intends to reappoint the firm of PricewaterhouseCoopers LLP (formerly known as Coopers & Lybrand L.L.P.) as independent auditors to audit the financial statements of Plexus for fiscal 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.


                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company no later than September 21, 1999 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Company's bylaws provide that any proposal for action, or nomination to the Board of Directors, proposed other than by the Board of Directors must be received by the Company in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The year 2000 annual meeting of shareholders is tentatively scheduled for March 1, 2000, and notice of intent to consider other questions and/or nominees (and related information) must therefore be received by December 1, 1999. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                                         By Order of the Board of Directors

                                         /s/ Joseph D. Kaufman
                                         ---------------------
                                         Joseph D. Kaufman
                                         Secretary

Neenah, Wisconsin
January 18, 1999

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK AS OF JANUARY 4, 1999, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS B. SABOL, VICE
PRESIDENT-FINANCE AND CFO, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156.

                                  PLEXUS CORP.
                  PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Peter Strandwitz, John L. Nussbaum and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, March 3, 1999 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

(1) ELECTION OF DIRECTORS:
    FOR all nominees listed below  [ ]                  WITHHOLD AUTHORITY  [ ]
    (except as specified to the contrary below)         to vote for all nominees
                                                        listed below

               David J. Drury, Harold R. Miller, John L. Nussbaum,
     Gerald A. Pitner, Thomas J. Prosser, Peter Strandwitz, Jan K. Ver Hagen

(INSTRUCTION: To withhold authority to vote for any individual nominee, please print that nominee's name on the following line.)

--------------------------------------------------------------------------------

(2) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

                  (Continued and to be signed on reverse side)







THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTORS LISTED IN PROPOSAL (1).

                               Dated......................................, 1999


                               .................................................
                                (Please sign exactly as name appears at left.)


                               .................................................
                               (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS